Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form F-1 (No. 333-211954) of LINE Corporation of our report dated April 15, 2016, except for accounting for the MixRadio service as a discontinued operation as described in Note 3(1), as to which the date is May 25, 2016, relating to the financial statements of LINE Corporation, which appears in such Amendment No. 1 to the Registration Statement. We also consent to the reference to us under the heading “Experts” in such Amendment No. 1 to the Registration Statement.

/s/ PricewaterhouseCoopers Aarata

Tokyo, Japan

June 28, 2016